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                                                                     Exhibit 4.2


              AMENDMENT NO. 1 TO AMENDED AND RESTATED NOTE AGREEMENT

         AGREEMENT dated as of October 22, 2001 among TBC CORPORATION (the "Company") and the holders of the Notes (as defined below) signatory to this Amendment.

                                  R E C I T A L S

         R1 The parties have entered into an Amended and Restated Note Agreement, dated as of January 31, 2001 (as amended and in effect from time to time, the "Note Agreement"), pursuant to which the Company has issued its 8.30% Series A Senior Notes, due July 10, 2003 (the "Series A Notes"); its 8.62% Series B Senior Notes, due July 10, 2005 (the "Series B Notes"); and its 8.81% Series C Senior Notes, due July 10, 2008 (the "Series C Notes" and, together with the Series A Notes and Series B Notes, the "Notes").

         R2 Company has informed the holders of the Notes that, in order to obtain operational, administrative and financial benefits, Company desires to form two (2) new Subsidiaries which will be entirely owned by either Company or Company and other Subsidiaries. One such new Subsidiary will provide financing to Company and certain other Subsidiaries (the "Finance Sub") and the other will own certain intellectual property of Company which it will license to Company in consideration of certain royalty payments (the "Royalty Sub"). Company has represented and warranted to each holder of Notes as follows:

         (a) Organization. - The Finance Sub and the Royalty Sub will each be limited liability companies organized under the laws of Delaware and each will have its


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principal place of business in the State of Nevada;

         (b) Finance Sub - All of the issued and outstanding equity interest in the Finance Sub will be owned by Company, Carroll's, Inc. and Tire Kingdom, Inc. In consideration for such equity interest, each of such corporations will contribute the following amount in cash to the capital of Finance Sub:

               Company                       $40,010,000
               Carroll's, Inc.               $75,000,000
               Tire Kingdom, Inc.            $65,000,000

The Finance Sub will lend to each such corporation the amount of its equity contribution (except that it shall lend to Company only $40,000,000) pursuant to a 30-year interest bearing amortizing term note. The principal and interest on each such note will be paid to the Finance Sub in cash and will be re-loaned to the payor corporation pursuant to an interest bearing revolving credit agreement between the Finance Sub and the payor. Finance Sub intends to hold an equity investment of approximately $5,000,000 made in a customer of Company.

         (c) Royalty Sub - Company will contribute, at book value, all of its federally registered and common law trademarks, and the associated good will, to the Royalty Sub in consideration for all the outstanding equity interest in the Royalty Sub. Company will in turn license such trademarks from the Royalty Sub in consideration for royalty payments to the Royalty Sub. The Royalty Sub will lend to the Company the amount of such royalty payments remaining after payment of the expenses of Royalty Sub pursuant to an interest bearing revolving credit agreement. The only business intended to be done by the Royalty Sub will be that described above between the Royalty Sub and Company.




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

         (d) The above described transactions will have no effect on the consolidated financial statements or the consolidated federal income tax return of the Company, except that the consolidated expenses of the Company will be reduced.

         R3 In order to accommodate the above transactions, the parties wish to amend the Note Agreement on the terms and conditions set forth below.

         NOW, THEREFORE, the parties agree as follows:

         1. Definitions. Except as otherwise set forth herein, as used in this Amendment, the terms defined in the Note Agreement shall have the meanings assigned to them in the Note Agreement.

         2. Amendments. The Note Agreement is hereby amended as set forth below:

         2.1 Definitions. The following definitions are added to Section 10.2 of the Note Agreement:

               "Finance Sub" shall mean TBC Capital, LLC, a limited liability company constituting a Wholly-Owned Subsidiary and organized under the laws of the State of Delaware.

               "Royalty Sub" shall mean TBC Brands, LLC, a limited liability company constituting a Wholly-Owned Subsidiary and organized under the laws of the State of Delaware.

         2.2 Definitions - Intercompany Loan. The definition of Intercompany Loan in Section 10.2 is amended to read as follows:

               "Intercompany Loan" means any Indebtedness for borrowed money



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               loaned by the Company to any of its Wholly-Owned Subsidiaries,
               by any Wholly-Owned Subsidiary to the Company or by any Wholly-Owned Subsidiary to another Wholly-Owned Subsidiary.

         2.3 Definitions - Wholly-Owned Subsidiary. The definition of Wholly-Owned Subsidiary in Section 10.2 is amended to read as follows:

               "Wholly-Owned Subsidiary" of a Person means any subsidiary all of whose outstanding Voting Stock, or ownership interests having ordinary voting power, are at the time owned (i) directly by such Person, (ii) directly and indirectly by such Person and one or more of such Person's Wholly-Owned Subsidiaries or (iii) by one or more of such Person's Wholly-Owned Subsidiaries. Unless the context otherwise clearly requires, any references to a "Wholly-Owned Subsidiary" is a reference to a Wholly-Owned Subsidiary of the Company.

         2.4 Intercompany Loans/Payments. Section 5.12 is amended to read as follows:

               5.12. Intercompany Loans/Payments. The Company agrees with each holder of Notes that (i) any payments made by a Subsidiary Guarantor in reduction of its obligation under the Subsidiary Guarantee executed by it, shall reduce dollar for dollar its total obligation to the Company for repayment of any Intercompany Loans owed to the Company, (ii) it will require that any payments made by a Subsidiary Guarantor that is a Wholly-Owned Subsidiary of the Company, in reduction of its obligation under the Subsidiary Guarantee executed by it, shall reduce dollar for dollar its total obligation for repayment of any Intercompany Loans owed to other Subsidiary Guarantors and (iii) except as set forth in Schedule 5.12, neither it nor any Wholly-Owned Subsidiary of the Company will demand, enforce or accept any payments on account of any Intercompany Loans owed by any Subsidiary Guarantor at a time when such Subsidiary Guarantor is insolvent or if such payments could reasonably be expected to render such Subsidiary Guarantor insolvent, to leave it with unreasonably small capital for the business in which it is engaged and in which it intends to engage, or to leave it unable to pay its other Indebtedness as the same matures.

         2.5   Indebtedness. Section 6.2(c) is amended to read as follows:


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               (c) Indebtedness owed to the Company or to any Subsidiary
               Guarantor by any Wholly-Owned Subsidiary, that in each case is permitted under Section 6.5(c), and Indebtedness owed by the Company or by any Subsidiary Guarantor to any Wholly-Owned Subsidiary, that in each case is permitted under Section 6.5(h);

         2.6 Investments, Loans, Advances, Guarantees and Acquisitions. Sections 6.5(c), 6.5(d) and 6.5(h) are amended to read as follows:

               (c) loans or advances made by the Company or any Subsidiary Guarantor to any Wholly-Owned Subsidiary that is also a Subsidiary Guarantor;

               (d) loans and advances to, purchases of equity interests in and contributions to the capital of Joint Ventures and other Persons, not otherwise permitted pursuant to this Section, provided that the aggregate amount of such investments, plus the aggregate amount of the obligations guaranteed pursuant to Section 6.2(h)(y), shall not exceed $15,000,000 at any one time; (it being understood that profits and losses of Joint Ventures that are passed through to its equity holders shall not be included in the calculation of the aggregate amount of such investments);

               (h) Intercompany Loans made to the Company or any Subsidiary Guarantor by any Wholly-Owned Subsidiary; and

         2.7 Transactions with Affiliates. Clause (i) of Section 6.7 shall be amended to read as follows:

               (I) between the Company and any Wholly-Owned Subsidiary, as long as such transactions do not violate Section 6.5;

         2.8 Restrictive Payments. Clause (b) of Section 6.11 is amended to read as follows:

               (b) Subsidiaries may declare and pay dividends ratably with respect to their capital stock or other equity interests,

         2.9 Form of Subsidiary Guarantee. Exhibit D to the Note Agreement is amended to read in its entirety as Exhibit D to this Amendment.



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         2.10  Form of Subsidiary Security Agreement. Exhibit E to the Note
Agreement is amended to read in its entirety as Exhibit E to this Amendment.

         3. Representations and Warranties. Company hereby represents and warrants to each holder of Notes that:

         3.1   Corporate Organization, Power and Authority: No Conflicts.

         3.1.1 The Company and each of its Subsidiaries is a corporation, limited liability company, partnership, association, or other business entity duly organized, validly existing in a good standing under the laws of the jurisdiction of its organization indicated on Schedule 3.1.1 to this Amendment, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

         3.1.2 As of the effective date of this Amendment, the Company owns the direct and indirect interests in the Subsidiaries specified in Schedule 3.1.2 to this to Amendment. Except for Liens arising under the Security Agreements, the Company's record and beneficial ownership, direct and indirect of each such Subsidiary is free from any material restriction, equity, security interest or other Lien.

         3.1.3 The execution, delivery and performance by the Company of this Amendment, and the transactions described in Recital 2 above, have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its shareholders, which has not been obtained; (b) contravene its charter or by-laws, as amended to date; (c) violate any provision of,



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or require any filing, registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company or any of its Subsidiaries or Affiliates; (d) result in a breach of or constitute a default or require any consent that has not been obtained under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected;
(e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by the Company and its Subsidiaries, except as provided in this Amendment; or (f) cause the Company (or any Subsidiary or Affiliate, as the case may be), to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

         3.2 Legally Enforceable Agreement. This Amendment is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement might be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

         3.3 No Default. On and as of the date of this Amendment, and after giving effect to this Amendment, the transactions contemplated in Recital R2 above and the other Financing Documents provided for herein, no event has occurred and is continuing which constitutes a Default or Event of Default.

         3.4 Representations and Warranties. All representations and warranties contained in the Note Agreement and in the other Financing Documents are true and correct as of the date of this Amendment as if fully set forth herein and made on and as of the date of this Amendment; provided, however, that Schedule 8.14



                                      -52-
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speaks only as of January 31, 2001.

         3.5 Material Adverse Change. Since December 31, 2000, there has been no material adverse change in the condition (financial or otherwise), business, operations or prospects of the Company and its Subsidiaries, taken as a whole.

         3.6 Security Agreements. The execution, delivery and performance by each of Finance Sub and Royalty Sub of the Security Agreement executed by it have been duly authorized by all necessary action of the respective Subsidiary Guarantor and do not and will not: (a) require any consent or approval of the members of such Subsidiary Guarantor, which has not been obtained; (b) contravene such Subsidiary Guarantor's organizational documents or by-laws, as amended to date; (c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Subsidiary Guarantor or any of its subsidiaries or Affiliates; (d) result in a breach of or constitute a default or require any consent that has not been obtained under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Subsidiary Guarantor is a party or by which it or its properties may be bound or affected;
(e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such Subsidiary Guarantor or its subsidiaries, except as provided in such Security Agreements; or (f) cause such Subsidiary Guarantor (or any subsidiary or Affiliate, as the case may be), to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

         3.7 Finance and Royalty Sub Guarantees. The execution, delivery and performance by each of the Finance Sub and the Royalty Sub of the Subsidiary



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Guarantee required to be executed by it have been duly authorized by all necessary action and do not and will not: (a) require any consent or approval of its members, which has not been obtained; (b) contravene its charter or by-laws, as amended to date; (c) violate any provision of, or require any filing, registration, consent or approval under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any of its subsidiaries or Affiliates; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by it or its subsidiaries; or (f) cause it (or any subsidiary or Affiliate, as the case may be), to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

         3.8 Legally Enforceable Security Agreements. Each Security Agreement and Subsidiary Guaranty is a legal, valid and binding obligation of the Subsidiary Guarantor executing the same, enforceable against such Subsidiary Guarantor in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally.

         4. Effectiveness. This Amendment shall be of no force or effect unless and until the date on which all of the following conditions are met:

         4.1 Counterparts. The Company and the Required Holders have each received counterparts of this Amendment duly executed by the Company and the Required Holders.



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         4.2 Resolutions. Prudential shall have received certified copies of the resolutions of the members of each of Finance Sub and Royalty Sub, in form and content reasonably satisfactory to Prudential, authorizing the execution, delivery and performance of each Financing Document provided for in this Amendment to be executed by them.

         4.3 Opinion. Prudential, on behalf of the holders of the Notes, shall have received an opinion of Thompson Hine LLP, counsel for the Company and its Subsidiaries, in form and substance satisfactory to Prudential. The Company hereby directs such counsel to deliver such opinion and understands and agrees that Prudential will and is hereby authorized to rely on such opinion.

         4.4 Security Agreements. Prudential shall have received a Security Agreement substantially in the form of Exhibit E to this Amendment, duly executed by each of Finance Sub and Royalty Sub. Each of such Security Agreements is herein referred to as a "Security Agreement". In addition, Prudential shall have received all documentation required to be delivered pursuant to each such Security Agreement.

         4.5 Guarantees. Prudential shall have received a Subsidiary Guarantee substantially in the form of Exhibit D to this Amendment, duly executed by each of Finance Sub and Royalty Sub.

         4.6 Guarantors' Consent. Prudential shall have received a consent and acknowledgment executed by each Subsidiary Guarantor (other than Finance Sub and Royalty Sub), in form and substance satisfactory to Prudential.

         4.7 Credit Agreement. Prudential shall have received a copy of a duly executed Amendment No. 2 to the Credit Agreement that is substantially identical



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to this Amendment and which provides any required approval of this Amendment.

         4.8 SunTrust Consent. Prudential shall have received such consent and/or amendments related to the SunTrust Synthetic Leases as may be necessary in order for Company to execute, deliver and perform this Amendment and Amendment No. 2 to the Credit Agreement.

         5. Acknowledgment/Agreements by Required Holders. Upon this Amendment becoming effective, the Required Holders acknowledge and/or agree as follows:

         5.1 Company's transfer of intellectual property to Royalty Sub as contemplated in Recital R2 is consistent with, and not in violation of the first sentence of Section 5.9.

         5.2 Company will not be deemed in violation of the second sentence of
Section 5.9; as long as (a) Finance Sub engages only (i) in the business described in Recital R2; (ii) in the business of making or holding loans and advances to, purchasing or holding equity interests in and/or making contributions to the capital of Joint Ventures, Company and/or the Subsidiaries;
(iii) in the business of making or holding loans and advances to, purchasing or holding equity interests in and/or making contributions to the capital of Persons other than Joint Ventures, Company and its Subsidiaries, provided that such other Persons are engaged in a business that is reasonably related to the business then being conducted by Company and its Subsidiaries in compliance with the second sentence of Section 5.9 or (iv) in any other business which, if engaged in by the Company, would not violate the second sentence of Section 5.9 and (b) Royalty Sub engages only in the business described in Recital R2 and in similar transfers and license-back transactions with the Company and/or other Wholly-Owned Subsidiaries.


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         5.3 The Required Holders waive the provisions of Section 6.5 in order to permit the purchases of equity interests in Finance Sub and Royalty Sub described in Recital R2; and Lenders agree that such equity purchases shall not reduce the amount available for equity purchase under Section 6.5(d).

         5.4 The Required Holders waive the provisions of Section 6.10 in order to permit the transfer to Royalty Sub of the intellectual property as described in Recital R2.

         5.5 The Required Holders waive the provision of Section 4.4 of the Security Agreement executed by the Company in order to permit the transfer of intellectual property to Royalty Sub as described in Recital R2; and the Required Holders agree to delete from Section 4.4 of each Security Agreement the words "in the ordinary course of business and consistent with past practices."

         6. Company's Security Agreement. Attached as Schedule 6 to this Amendment is a report to the Collateral Agent as required by Section 4.2 of the Company's Security Agreement.

         7. Expenses. Company agrees to pay Prudential for all costs, expenses and charges (including, without limitation, fees and charges of external legal counsel for Prudential and costs allocated by its internal legal department) incurred by Prudential in connection with the negotiation, preparation and execution of this Amendment and the Financing Documents and other documents executed in connection herewith.

         8. Miscellaneous. Except as expressly provided in this Amendment, the Note Agreement and the other Financing Documents shall remain unchanged and



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in full force and effect, except that each reference in the Note Agreement, and in any of the other Financing Documents, and in any agreements, certificates and notices simultaneously herewith or hereafter executed under or pursuant to the Note Agreement or the other Financing Documents, to the "Note Agreement", "this Agreement", "hereof", "herein" and similar terms referring to the Note Agreement and other Financing Documents, shall be deemed to refer to the Note Agreement and the other Financing Documents as amended by this Amendment.

         This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state, without regard to conflict of laws principles.

         The section headings in this Amendment are inserted for convenience only and shall not be a part of this instrument.

         This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.







                                      -58-
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       IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

                                         TBC CORPORATION


                                         By    /s/ THOMAS W. GARVEY
                                               --------------------------------
                                         Name:         Thomas W. Garvey
                                         Title: Executive Vice President, Chief
                                                Financial Officer, and Treasurer

THE PRUDENTIAL INSURANCE
  COMPANY OF AMERICA


By   /s/ BILLY GREER
   ----------------------
      Vice President






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